Exhibit (h)(11)

Calamos Investment Trust and Calamos Advisors Trust

Amendment to the Amended and Restated Transfer Agent Servicing Agreement

This amendment dated as of June 30, 2021 (the "Amendment") to the Amended and Restated Transfer Agent Servicing Agreement, dated January 1, 2017, by and among Calamos Investment Trust, Calamos Advisors Trust and U.S. Bancorp Funds Services, LLC d/b/a U.S. Bank Global Fund Services (as amended, restated, modified or supplemented from time to time, collectively, the "Agreement").

In consideration of the mutual covenants and agreements contained herein, the parties agree to the following amendment to the Agreement:

1.	In Section 14, the notice period for termination is changed from 90 days prior written notice to 180 days prior written notice. Therefore, the second and third sentences of Section 14 are deleted in their entirety and replaced with the following, leaving the remainder of Section 14 unchanged:

This Agreement may be terminated by either party upon giving 180 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 180 days prior to the end of the then current term that it will not be renewing the Agreement.

2.	The separate series of Calamos Investment Trust and Calamos Advisors Trust set forth on Exhibit A of the Agreement is hereby deleted and replaced with the following Exhibit A:

Exhibit A to the Transfer Agent Servicing Agreement

The Calamos Fund Complexshall mean:

Calamos Investment Trust

Calamos Growth Fund
Calamos Select Fund
Calamos Growth and Income Fund
Calamos International Growth Fund
Calamos Global Opportunities Fund
Calamos High Income Opportunities Fund
Calamos Convertible Fund
Calamos Market Neutral Income Fund
Calamos Global Equity Fund
Calamos Total Return Bond Fund
Calamos Evolving World Growth Fund
Calamos Dividend Growth Fund
Calamos Global Convertible Fund
Calamos Hedged Equity Fund
Calamos Phineus Long/Short Fund

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Calamos Short-Term Bond Fund

Calamos Timpani Small Cap Growth Fund
Calamos Timpani SMID Growth Fund

Calamos Advisors Trust

Calamos Growth and Income Portfolio

3.	The fee schedule for services provided to Calamos Investment Trust and Calamos Advisors Trust set forth on Exhibit E of the Agreement is hereby deleted and replaced in its entirety with Exhibit E attached hereto.

All other terms of the Agreement shall remain in full force and effect. If the terms of the Agreement and this Amendment conflict, the terms of this Amendment shall govern.

Each party represents that the undersigned has full power and authority to execute this Amendment and bind such party according to the terms herein.

Dated: June 30, 2021

Calamos Investment Trust		U.S. Bancorp Fund Services, LLC

By:	/s/ Stephen Atkin	By:	/s/ Anita Zagrodnik
Name:	Stephen Atkins	Name:	Anita Zagrodnik
Title:	Treasurer	Title:	Senior Vice President

Calamos Advisors Trust

By:	/s/ Stephen Atkin
Name:	Stephen Atkins
Title:	Treasurer

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